Exhibit 10.1

AGREEMENT

The purpose of this Agreement (the “Agreement”) is to set forth the agreed upon terms, conditions and arrangements regarding Timothy J. Parrott’s resignation from Pinnacle Entertainment, Inc.’s Board of Directors. Timothy J. Parrott (“Parrott”) and Pinnacle Entertainment, Inc. (the “Company”) may be hereinafter referred to as “Parties.” The Parties acknowledge and agree that Mr. Parrott’s decision to resign was not related to any disagreement with the Company or its management on any matter relating to its operations, policies or practices.

In consideration of the following promises, obligations and commitments, the sufficiency of which is expressly acknowledged by the Parties, Parrott and the Company agree as follows:

1.	Parrott’s retirement from the Company’s Board of Directors was effective August 31, 2006 (“Retirement Date”).

2.	Parrott shall be entitled to continued coverage under the Company’s medical plan until the earlier of (i) twelve (12) months from the Retirement Date or (ii) the date he is eligible for, or covered by, any other medical plan (the “Medical Coverage Period”). At the conclusion of the Medical Coverage Period, Parrott may elect to avail himself of his rights under COBRA, if applicable. If Parrott makes such election, the payment of any and all COBRA premiums shall be at Parrott’s sole cost and expense.

3.	All Company stock options previously granted to Parrott vested on the Retirement Date. The total number of such outstanding stock options as of the Retirement Date is forty three thousand six hundred (43,600). Parrott shall have ninety (90) days from the Retirement Date to exercise said options, except in respect of the options granted June 18, 2002 (of which three thousand six hundred (3,600) options remain outstanding) which must be exercised within thirty (30) days from the Retirement Date. Except as provided in this Paragraph 3, all other terms and conditions of the Stock Option Plans under which the stock options were issued remain applicable to and control the exercise of said options. Parrott shall be responsible for any and all taxes that may arise out of such exercise. All of Parrott’s deferred shares shall be handled in accordance with the Director’s Deferred Compensation Plan.

4.

In consideration of the promises set forth in this Agreement and other good and valuable consideration, and except for the purpose of enforcing this Agreement, Parrott, on behalf of himself, his spouse, children and all affiliates, hereby irrevocably and unconditionally releases, acquits, and forever discharges Company, Company’s parent companies, subsidiaries, affiliates, and divisions, as well as each of their respective present and former officers, directors, employees, consultants, and agents (being collectively referred to herein as the “Releasees”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorney’s fees and costs actually incurred), of any nature whatsoever, known or unknown, in law or equity (collectively “Claims”), which Parrott, his spouse, children or affiliates now have, own, hold, or claim to have, own or hold, or which Parrott, his spouse, children or affiliates, or any of them had, owned, held or claimed to own at any time before the execution of this Agreement against any or all of the Releasees.

5.	In consideration of the covenants and agreements set forth herein, and except for the purpose of enforcing this Agreement, the Company, on behalf of its subsidiaries, affiliates and divisions (“Releasors”), hereby irrevocably and unconditionally releases, acquits, and forever discharges Parrott from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorney’s fees and costs actually incurred), of any nature whatsoever, known or unknown, in law or in equity, which Releasors, or any of them, now have, own or hold, or claim to have, own or hold or which Releasors, or any of them had owned or held or claimed to own at any time before the execution of this Agreement, against Parrott, provided that such release shall not extend to any claim premised on willful misconduct or fraud which the Company may discover after the date hereof. Parrott acknowledges that he has not assigned any claim or purported claim released hereby to third parties.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the 11th day of September 2006.

PINNACLE ENTERTAINMENT, INC.

/s/ Timothy J. Parrott	By:	/s/ John A. Godfrey
TIMOTHY J. PARROTT	Its:	Executive VP